UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2015

BLUELINX HOLDINGS INC.
(Exact name of registrant specified in its charter)

Delaware	001-32383	77-0627356
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 953-7000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 29, 2015, BlueLinx Holdings Inc. (the “Company”) was notified by the New York Stock Exchange (“NYSE”) that the average closing price of the Company’s common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE under Rule 802.01C of the NYSE Listed Company Manual. As of July 27, 2015, the 30 trading-day average closing price of the Company’s common stock was $0.99 per share.
As required by the NYSE, the Company will timely notify the NYSE that it intends to cure the deficiency and to return to compliance with the NYSE continued listing requirement. Under NYSE rules, the Company has six months following receipt of the notification to regain compliance with the minimum share price requirement. The Company can regain compliance at any time during the six-month cure period if the Company’s common stock has a closing share price of at least $1.00 on the last trading day of any calendar month during the period and also has an average closing share price of at least $1.00 over the 30-trading day period ending on the last trading day of that month or on the last day of the cure period.
The notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE under the symbol “BXC”. The Company intends to actively monitor the closing share price for its common stock and will consider available options, including equity-based actions, such as a reverse stock split, to resolve the deficiency and regain compliance with Rule 802.01C of the NYSE Listed Company Manual.
The NYSE notification does not directly affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.
As required under the NYSE rules, the Company issued a press release on July 31, 2015, announcing that it had received the notice of noncompliance. A copy of this press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01     Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.	Description
99.1	Press Release, dated July 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC. By: /s/ Shyam K. Reddy Shyam K. Reddy SVP, General Counsel, and Corporate Secretary

Dated:  July 31, 2015

EXHIBIT INDEX
Exhibit No.	Description
99.1	Press Release, dated July 31, 2015